EXHIBIT 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of January 27, 2022, by and among Tilray Brands, Inc. (f/k/a Tilray, Inc. (f/k/a Aphria Inc.)), a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 655 Madison Avenue, 19th Floor, New York, New York 10065 (the “Company”), Computershare Trust Company, N.A., a national association duly organized and existing under the laws of the United States and having a corporate trust office at 6200 South Quebec Street, Greenwood Village, Colorado 80111 (“Successor Trustee’’) and GLAS Trust Company LLC, a limited liability company duly organized and existing under the laws of the State of New Hampshire and having a corporate trust office at 3 Second Street, Suite 206, Jersey City, New Jersey 07311 (“Resigning Trustee”).

RECITALS:

WHEREAS, the Company may issue from time to time its unsecured debentures, notes, bonds or other evidences of indebtedness in aggregate of up to $550,000,000 (the “Securities”) under an Indenture, dated as of August 23, 2019, by and between the Company and Resigning Trustee (the “Indenture”), in connection with a shelf registration filed pursuant to Rule 467(a) of the U.S. Securities Exchange Commission, dated as of August 23, 2019, as supplemented, amended, or modified on each of November 13, 2019, and November 22, 2019, pursuant to which there are no Outstanding Securities as of the date hereof;

WHEREAS, the Company appointed Resigning Trustee as the trustee (the “Trustee”), Security Registrar (the “Security Registrar”), authenticating agent (the “Authenticating Agent”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, Section 6.8 of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 6.8 of the Indenture provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee by written instrument;

WHEREAS, Section 6.9 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, and duties of the predecessor Trustee;

WHEREAS, on November 30, 2021, Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Security Registrar, Authenticating Agent and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1
THE RESIGNING TRUSTEE

1.1              Pursuant to Section 6.8 of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture.

1.2              Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully executed and delivered by Resigning Trustee and is in full force and effect. Except as set forth herein, the Indenture has not been supplemented and remains in full force and effect.

(b)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the knowledge of responsible officers of Resigning Trustee’s corporate trust department.

(c)	To the knowledge of responsible officers of Resigning Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(d)	As of the Effective Date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(e)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(f)	Without independent investigation, no responsible officer of Resigning Trustee’s corporate trust department has received notice from the Company that a default or Event of Default has occurred and is continuing, and no responsible officer of Resigning Trustee’s corporate trust department has actual knowledge that a default or Event of Default has occurred and is continuing under the Indenture.

2

1.3              Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of the Trustee under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents; it being understood that nothing in this Agreement shall affect the continuing validity of Sections 6.6 and 6.9 of the Indenture, which shall continue to be of full force and effect. GLAS, in its individual capacity and in its capacity as Resigning Trustee, shall bear no responsibility or liability for any event, circumstance, condition or action arising on or after the Effective Date with respect to the Securities, the Indenture, or the transactions contemplated thereby. Each of the parties hereto, to the extent of their applicable indemnification obligations under the Indenture, expressly agrees and confirms that the Successor Trustee’s right to indemnification, as set forth in the Indenture, shall apply with respect to any and all losses, claims, costs and expenses that the Successor Trustee suffers, incurs or is threatened with relating to actions taken or omitted by any Person prior to the Effective Date.

1.4              At the expense of the Company, the Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent.

1.5              Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date hereof all of the documents listed on Exhibit A hereto.

2
THE COMPANY

2.1              The Company hereby accepts the resignation of Resigning Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture.

2.2              The Company hereby appoints Successor Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Security Registrar, Authenticating Agent and Paying Agent in the Indenture.

2.3              The Company hereby represents, warrants and covenants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)	The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect.

3

(c)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e)	No covenant or condition contained in the Indenture has been waived by the Company.

(f)	There is no action, suit or proceeding pending or, to the of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	The Company has, by a resolution which was duly adopted by the Board of Directors of the Company, and which is in full force and effect on the date hereof, authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	The Company hereby reaffirms its obligations to the Successor Trustee under Section 6.6 and Section 6.9 of the Indenture.

(i)	The Company acknowledges and reaffirms its obligation to the extent set forth in Section 6.6 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless (which obligation shall survive to the extent provided under the Indenture).

(j)	All conditions precedent relating to the appointment of Computershare Trust Company, N.A. as successor Trustee under the Indenture have been complied with by the Company.

(k)	The Company hereby releases any and all known claims against the Resigning Trustee, and its respective subagents and affiliates, arising out of, in any way connected with, or as a result of (i) any of their respective performances of their respective duties under the Indenture, and (ii) the resignation of the Resigning Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture; provided, however, that the foregoing release shall not apply to any claims relating to or caused by Resigning Trustee’s negligence or willful misconduct.

4

2.4              The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

THE SUCCESSOR TRUSTEE

3.1              Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that Successor Trustee is eligible under the provisions of Section 6.9 as Trustee under the Indenture of the Indenture to act. This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2              Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture and accepts the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of Resigning Trustee as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Security Registrar, Authenticating Agent and Paying Agent under the Indenture.

3.3              References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 6200 South Quebec Street, Greenwood Village, Colorado 80111.

4
MISCELLANEOUS

4.1              Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2              The resignation, appointment, and acceptance effected hereby shall become effective as of the date hereof (the “Effective Date”).

4.3              The parties hereto agree that as of the Effective Date, all references to the Trustee in the Indenture shall be deemed to refer to Successor Trustee.

5

4.4              The resignation, appointment, and acceptance effected hereby shall become effective as of the opening of business on the Effective Date upon execution and delivery of this Agreement by each of the parties hereto.

4.5              This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Authenticating Agent, Paying Agent or Security Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under the Indenture.

4.6              Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Security Registrar, Authenticating Agent and Paying Agent under Section 6.6 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Security Registrar, Authenticating Agent and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 6.6 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.7              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.8              This Agreement may he executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

4.9              This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10          The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

[Remainder of this Page Intentionally Left Blank]

6

4.11          Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:
Tilray Brands, Inc. 655 Madison Avenue, 19th Floor New York, New York 10065 Attention: Mitchell Gendel, Global General Counsel Email: Mitchell.Gendel@tilray.com
If to Resigning Trustee:
GLAS Trust Company LLC 3 Second Street, Suite 206 Jersey City, NJ 07311 Attention: Transaction Manager for Innovative Industrial Properties, Inc. Email: tmgus@glas.agency
If to Successor Trustee:
Computershare Trust Company, N.A. 6200 South Quebec Street Greenwood Village, Colorado 80111 Attention: Corporate Trust Email corporate.trust@computershare.com

[Remainder of this Page Intentionally Left Blank;
Signature Pages to Follow]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

TILRAY BRANDS, INC. (F/K/A TILRAY, Inc.) By:_____________________________________
Name:
Title:

GLAS TRUST COMPANY LLC,
as Resigning Trustee
By:_____________________________________
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Successor Trustee
By:_____________________________________
Name:
Title:

2019 Shelf Indenture

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Indenture and each amendment and supplemental indenture thereto.

2.	File of closing documents from initial issuance.

3.	Collateral, if any, and related documents, if any.

4.	Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 7.3 of the Indenture, if any.

5.	A copy of the most recent compliance certificate delivered pursuant to Section 9.4 of the Indenture, if any.

6.	Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders), if any.

7.	Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 7.2 of the Indenture, if any.

8.	List of documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Successor Trustee, if any.

9.	Trust account statements (asset & transaction) for the one-year period preceding the date of this Agreement, if any.

10.	All unissued Security inventory and global notes, if any.

11.	Securities debt service records and conversion records, if any.

12.	Filed, stamped copies of all existing financing statements, if any.

2019 Shelf Indenture